NewsRelease

TC PipeLines, LP announces third quarter 2020 cash distribution

HOUSTON, October 21, 2020 (GLOBE NEWSWIRE) - TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s third quarter 2020 cash distribution of $0.65 per common unit. The distribution is unchanged from the distribution declared for the first two quarters of 2020.

This cash distribution is the 86th consecutive quarterly distribution paid by the Partnership and is payable on November 13, 2020 to common unitholders of record at the close of business on November 2, 2020.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Nominees, including Brokers, should treat 100 percent of TC PipeLines, LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of non-U.S. investors.

Media Inquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com